The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 26, 2020

Citigroup Global Markets Holdings Inc.	August , 2020 Medium-Term Senior Notes, Series N Pricing Supplement No. 2020–USNCH5168 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-224495 and 333-224495-03

Callable Dual Range Accrual Securities Linked to the CMS Spread and the S&P 500® Index Due September , 2035

▪	Subject to our right to call the securities for mandatory redemption, as described below, the securities offered by this pricing supplement will pay a variable coupon at an annual rate that may be as high as the relevant contingent rate specified below or as low as 0.00%. The actual variable coupon rate for a given quarterly coupon payment date will depend on the levels of both the CMS spread, as defined below, and the S&P 500® Index (the “underlying index”) on each elapsed day during the accrual period preceding that coupon payment date. Investors in the securities will therefore be subject to risks associated with both the CMS spread and the underlying index and may be negatively affected by adverse movements in either regardless of the performance of the other.

▪	We have the right to call the securities for mandatory redemption on any coupon payment date beginning one year after issuance.

▪	If we do not redeem the securities prior to maturity, your payment at maturity (excluding the final interest payment, if any) will depend on the closing level of the underlying index on the final valuation date. If the closing level of the underlying index on the final valuation date is greater than the final barrier level specified below, you will be repaid the stated principal amount of your securities at maturity. However, if the closing level of the underlying index on the final valuation date is less than or equal to the final barrier level, you will lose 1% of the stated principal amount of your securities for every 1% by which the underlying index has depreciated from its initial index level. There is no minimum payment at maturity.

▪	The securities are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Stated principal amount:	$1,000 per security
Aggregate stated principal amount:	$
CMS spread:	On any elapsed day, the 30-year constant maturity swap rate (“CMS30”) minus the 2-year constant maturity swap rate (“CMS2”), each as determined on that elapsed day
Underlying index:	S&P 500® Index
Pricing date:	August , 2020 (expected to be August 31, 2020)
Issue date:	September , 2020 (three business days after the pricing date)
Final valuation date:	August , 2035 (expected to be August 29, 2035), subject to postponement if such date is not a scheduled trading day or if a market disruption event occurs on that date
Maturity date:	Unless earlier redeemed, September , 2035 (expected to be September 4, 2035)
Payment at maturity:

Unless earlier redeemed, at maturity you will receive, for each $1,000 stated principal amount of securities you hold (in addition to the final coupon payment, if any):

•     If the final index level is greater than its final barrier level: $1,000

•     If the final index level is less than or equal to its final barrier level: $1,000 + ($1,000 × the index return)

If the final index level is less than or equal to the final barrier level, your payment at maturity will be equal to or less, and possibly significantly less, than $500.00 per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion, and up to all, of your investment.

Variable quarterly coupon payments:	On each coupon payment date, you will receive a coupon payment at an annual rate equal to the variable coupon rate for that coupon payment date. The variable coupon rate for any coupon payment date will be determined as follows:
relevant contingent rate per annum ×	number of accrual days during the related accrual period
number of elapsed days during the related accrual period

The variable quarterly coupon payment per security would then be equal to (i) $1,000 multiplied by the variable coupon rate per annum divided by (ii) 4.

If the number of accrual days in a given accrual period is less than the number of elapsed days in that accrual period, the variable coupon rate for the related coupon payment date will be less than the full relevant contingent rate, and if there are no accrual days in a given accrual period, the applicable variable coupon rate will be 0.00% per annum.

Relevant contingent rate:	6.20% per annum
Coupon payment dates:	Expected to be the 4th day of each March, June, September and December, beginning on December 4, 2020
Accrual period:	For each coupon payment date, the period from and including the immediately preceding coupon payment date (or the issue date in the case of the first coupon payment date) to but excluding such coupon payment date
Accrual day:	An elapsed day on which the accrual condition is satisfied
Elapsed day:	Calendar day
Accrual condition:	The accrual condition will be satisfied on an elapsed day if, and only if, both (i) the CMS spread is greater than or equal to the CMS accrual barrier level on that elapsed day and (ii) the closing level of the underlying index is greater than or equal to the index accrual barrier level on that elapsed day. See “Additional Information” on the next page.
Initial index level:	, the closing level of the underlying index on the pricing date
Final index level:	The closing level of the underlying index on the final valuation date
CMS accrual barrier level:	0.00%
Index accrual barrier level:	, 75% of the closing level of the underlying index on the pricing date
Final barrier level:	, 50% of the closing level of the underlying index on the pricing date
Index return:	(i) The final index level minus the initial index level, divided by (ii) the initial index level
Early redemption:	We have the right to redeem the securities, in whole and not in part, quarterly on any coupon payment date on or after September , 2021 (expected to be September 4, 2021) upon not less than five business days’ notice for an amount in cash equal to 100% of the stated principal amount of your securities plus the coupon payment due on the date of redemption, if any
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	17328WLT3 / US17328WLT35
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee	Proceeds to issuer
Per security:	$1,000	$30(2)	$965
		$5(3)
Total:	$	$	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the pricing date will be at least $850 per security, which will be less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $35 for each $1,000 security sold in this offering. Certain selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from CGMI a fixed selling concession of $30 for each $1,000 security they sell. Additionally, it is possible that CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) Reflects a structuring fee payable to Morgan Stanley Wealth Management by CGMI of $5 for each security.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.
You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the following hyperlinks:

Product Supplement No. IE-05-06 dated March 7, 2019          Underlying Supplement No. 8 dated February 21, 2019

Prospectus Supplement and Prospectus each dated May 14, 2018

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
Callable Dual Range Accrual Securities Linked to the CMS Spread and the S&P 500® Index Due September , 2035

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect the amount of any variable quarterly coupon payment you receive and your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Terms Related to the Underlying Index—Discontinuance or Material Modification of the Underlying Index” and “Description of the Securities—Terms Related to the Underlying Index—Consequences of a Market Disruption Event; Postponement of the Final Valuation Date,” and not in this pricing supplement. In addition, the accompanying underlying supplement contains important disclosures regarding the underlying index that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Additional terms relating to the accrual condition. For purposes of determining whether the accrual condition is satisfied on any elapsed day, if CMS30, CMS2 (each, a “CMS rate”) or the closing level of the underlying index is not available for any reason on that day (including weekends and holidays), the CMS spread and/or the closing level of the underlying index, as applicable, will be assumed to be the same as on the immediately preceding elapsed day (subject to the discussion in the section “Information About the CMS Spread—Discontinuance of a CMS Rate” in this pricing supplement and in the section “Description of the Securities—Terms Related to the Underlying Index—Discontinuance or Material Modification of the Underlying Index” in the accompanying product supplement. In addition, for all elapsed days from and including the fourth-to-last scheduled trading day in an accrual period to and including the last elapsed day of that accrual period, the CMS spread and the closing level of the underlying index will not be observed and will be assumed to be the same as on the elapsed day immediately preceding such unobserved days.

Postponement of the final valuation date. If the scheduled final valuation date is not a scheduled trading day or if a market disruption event occurs on the scheduled final valuation date, the final valuation date will be subject to postponement as described in the accompanying product supplement in the section “Description of the Securities—Terms Related to the Underlying Index—Consequences of a Market Disruption Event; Postponement of the Final Valuation Date.” If the scheduled final valuation date is postponed, the closing level of the underlying index in respect of the final valuation date will be determined based on the closing level of the underlying index on the final valuation date as postponed (or, if earlier, the first scheduled trading day for the underlying index following the originally scheduled final valuation date on which a market disruption event did not occur with respect to the underlying index).

Prospectus. The first sentence of “Description of Debt Securities— Events of Default and Defaults” in the accompanying prospectus shall be amended to read in its entirety as follows:

Events of default under the indenture are:

•	failure of Citigroup Global Markets Holdings or Citigroup to pay required interest on any debt security of such series for 30 days;

•	failure of Citigroup Global Markets Holdings or Citigroup to pay principal, other than a scheduled installment payment to a sinking fund, on any debt security of such series for 30 days;

•	failure of Citigroup Global Markets Holdings or Citigroup to make any required scheduled installment payment to a sinking fund for 30 days on debt securities of such series;

•	failure of Citigroup Global Markets Holdings to perform for 90 days after notice any other covenant in the indenture applicable to it other than a covenant included in the indenture solely for the benefit of a series of debt securities other than such series; and

•	certain events of bankruptcy or insolvency of Citigroup Global Markets Holdings, whether voluntary or not (Section 6.01).

August 2020	PS-2

Citigroup Global Markets Holdings Inc.
Callable Dual Range Accrual Securities Linked to the CMS Spread and the S&P 500® Index Due September , 2035

Hypothetical Examples

Variable Coupon Payments

The following table presents examples of hypothetical variable quarterly coupon payments based on the number of accrual days in a particular accrual period. For illustrative purposes only, the table assumes an accrual period that contains 90 elapsed days. Your actual quarterly coupon payments will depend on the actual number of elapsed days during the relevant accrual period and both the actual CMS spread and the actual closing level of the underlying index on each elapsed day. The applicable variable coupon rate for each accrual period will be determined on a per annum basis but will apply only to that accrual period.

Hypothetical Number of Accrual Days in Accrual Period*	Hypothetical Variable Coupon Rate (per Annum)**	Hypothetical Variable Quarterly Coupon Payment per Security***
0	0.00%	$0.00
1	0.07%	$0.17
10	0.69%	$1.72
15	1.03%	$2.58
20	1.38%	$3.44
25	1.72%	$4.31
30	2.07%	$5.17
35	2.41%	$6.03
40	2.76%	$6.89
45	3.10%	$7.75
50	3.44%	$8.61
55	3.79%	$9.47
60	4.13%	$10.33
65	4.48%	$11.19
70	4.82%	$12.06
75	5.17%	$12.92
80	5.51%	$13.78
85	5.86%	$14.64
90	6.20%	$15.50

* An accrual day is an elapsed day on which the accrual condition is satisfied (i.e., on which the CMS spread is greater than or equal to the CMS accrual barrier level and the closing level of the underlying index is greater than or equal to the index accrual barrier level)

** The hypothetical variable coupon rate per annum is equal to (i) the hypothetical relevant contingent rate of 6.20% per annum multiplied by (ii) (a) the hypothetical number of accrual days in the related accrual period divided by (b) 90

*** The hypothetical variable quarterly coupon payment per security is equal to (i) $1,000 multiplied by the hypothetical variable coupon rate per annum divided by (ii) 4

The following four examples illustrate the calculation of the variable coupon rate for a given accrual period based on different hypothetical underlying index levels and CMS spread values. For illustrative purposes only, the examples assume an accrual period that contains 90 elapsed days. Your actual variable quarterly coupon payments will depend on the actual number of elapsed days during the relevant accrual period and both the actual value of the CMS spread and the actual closing level of the underlying index on each elapsed day. The applicable variable coupon rate for each accrual period will be determined on a per annum basis but will apply only to that accrual period.

Example 1

The closing level of the underlying index is greater than the index accrual barrier level for each elapsed day during the entire accrual period and the CMS spread is greater than or equal to the CMS accrual barrier level for each elapsed day during the entire accrual period. Because the accrual condition is therefore satisfied for each elapsed day during the entire accrual period, the hypothetical variable coupon rate would be 6.20% per annum only for that accrual period.

Example 2

The closing level of the underlying index is less than the index accrual barrier level for each elapsed day during the entire accrual period and the CMS spread is greater than or equal to the CMS accrual barrier level for each elapsed day during the entire accrual period. Because the accrual condition is not satisfied on each elapsed day during the accrual period, the hypothetical variable coupon rate would be 0.00% per annum for that accrual period.

August 2020	PS-3

Citigroup Global Markets Holdings Inc.
Callable Dual Range Accrual Securities Linked to the CMS Spread and the S&P 500® Index Due September , 2035

Example 3

The closing level of the underlying index is greater than the accrual barrier level for each elapsed day during the entire accrual period but the CMS spread is less than the CMS accrual barrier level for each elapsed day during the entire accrual period. Because the accrual condition is not satisfied on each elapsed day during the accrual period, the hypothetical variable coupon rate would be 0.00% per annum for that accrual period.

Example 4

The closing level of the underlying index is greater than the accrual barrier level for 45 elapsed days during the hypothetical 90-day accrual period and the CMS spread is greater than or equal to the CMS accrual barrier level for each elapsed day during the entire accrual period. Because the accrual condition is only satisfied for half of the accrual period, the hypothetical variable coupon rate for that accrual period would be 3.10% per annum.

How to calculate the payment at maturity:

The following hypothetical examples illustrate how to calculate the payment at maturity. The following examples are for illustrative purposes only. The amount you will receive at maturity, if any, will be determined by reference to the final index level. The actual initial index level and final barrier level will be determined on the pricing date. All payments on the securities, if any, are subject to our and Citigroup Inc.’s credit risk. The below examples are based on the following terms:

Payment at maturity:

•     If the final index level is greater than its final barrier level: $1,000

•     If the final index level of is less than or equal to its final barrier level: $1,000 + ($1,000 × the index return)

If the final index level is less than or equal to the final barrier level, your payment at maturity will be equal to or less, and possibly significantly less, than $500.00 per security. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion, and up to all, of your investment.

Stated principal amount:	$1,000 per security
Hypothetical initial index level:	3,300.00
Hypothetical final barrier level:	1,650.00, which is 50.00% of hypothetical initial index level

	Hypothetical Final Index Level	Payment at Maturity
Example 1:	3,500.00 (above the initial index level)	The stated principal amount (excluding the final coupon payment, if any)
Example 2:	2,640.00 (below the initial index level but above the final barrier level)	The stated principal amount (excluding the final coupon payment, if any)
Example 3:	990.00 (below the final barrier level)	$1,000 + ($1,000 x index return) = $1,000 + ($1,000 x ((990.00 - 3,300.00) / 3,300.00)) = $300

In example 1, the hypothetical final index level is above the hypothetical initial index level. Therefore, investors would be repaid the stated principal amount per security. Even though the underlying index has appreciated from the hypothetical initial index level, investors would not participate in the appreciation of the underlying index.

In example 2, the hypothetical final index level is below the hypothetical initial index level but above the hypothetical final barrier level. Therefore, investors would be repaid the stated principal amount per security.

In example 3, the hypothetical final index level is below the hypothetical final barrier level, and investors receive at maturity an amount equal to the stated principal amount plus the product of the stated principal amount and the index return. In this example, the underlying index has declined 70% from the hypothetical initial index level to the hypothetical final index level. Therefore, the payment at maturity per security equals the stated principal amount of $1,000 plus the product of the stated principal amount of $1,000 and the index return of -0.70, which is equal to $300.

If the final index level is below the final barrier level, you will be exposed to the downside performance of the underlying index at maturity, and your payment at maturity will be less than $500.00 per security and could be zero.

August 2020	PS-4

Citigroup Global Markets Holdings Inc.
Callable Dual Range Accrual Securities Linked to the CMS Spread and the S&P 500® Index Due September , 2035

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities that are guaranteed by Citigroup Inc., including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with both the CMS spread and the underlying index. Accordingly, the securities are appropriate only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the appropriateness of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page IE-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

•	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the underlying index. If we do not redeem the securities, you may receive significantly less than the stated principal amount of the securities at maturity, but in no circumstance will you receive more than the stated principal amount of the securities (excluding the final coupon payment, if any). If the final index level is less than or equal to the final barrier level, you will lose 1% of the stated principal amount of the securities for every 1% by which the final index level is less than the initial index level. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

•	The barrier feature of the securities exposes you to particular risks. If the final index level is less than the final barrier level, you will not be repaid the stated principal amount of your securities at maturity and instead will lose 1% of the stated principal amount of the securities for every 1% by which the final index level is less than the initial index level. Therefore, the securities offer no protection at all if the underlying index depreciates by 50.00% or more from the initial index level to the final index level. As a result, you may lose your entire investment in the securities.

•	The securities offer a variable coupon rate and you may not receive any coupon payment on one or more coupon payment dates, which may extend for the entire term of the securities. Any variable coupon payment you receive will depend on the number of elapsed days during the preceding accrual period on which the accrual condition was satisfied. The accrual condition will be satisfied on a given elapsed day only if both (i) the CMS spread is greater than or equal to the CMS accrual barrier level on that elapsed day and (ii) the closing level of the underlying index is greater than or equal to the index accrual barrier level on that elapsed day. If, on any elapsed day during an accrual period, the accrual condition is not satisfied, the applicable variable coupon payment will be made at a rate that is less, and possibly significantly less, than the relevant contingent rate. If, on each elapsed day during an accrual period, the accrual condition is not satisfied, no variable coupon payment will be paid on the related coupon payment date. Accordingly, there can be no assurance that you will receive a variable coupon payment on any coupon payment date or that any variable coupon payment you do receive will be calculated at the full relevant contingent rate. Thus, the securities are not a suitable investment for investors who require regular fixed income payments, since the coupon payments are variable and may be zero.

•	The higher potential yield offered by the securities is associated with greater risk than conventional debt securities. The securities offer variable coupon payments with the potential to result in a higher yield than the yield on our conventional debt securities of the same maturity. You should understand that, in exchange for this potentially higher yield, you will be exposed to significantly greater risks than investors in our conventional debt securities (guaranteed by Citigroup Inc.). These risks include the risk that the variable coupon payments you receive, if any, will result in a yield on the securities that is lower, and perhaps significantly lower, than the yield on our conventional debt securities of the same maturity that are guaranteed by Citigroup Inc., and the risk that you will incur a significant loss on the securities at maturity. The volatility of the CMS spread and the underlying index are important factors affecting this risk. Greater expected volatility of the CMS spread and/or the underlying index as of the pricing date may contribute to the higher yield potential, but would also represent a greater expected likelihood as of the pricing date that you will receive low or no coupon payments on the securities and that you would incur a significant loss on the securities at maturity.

•	The securities are subject to risks associated with both the CMS spread and the underlying index, and may be negatively affected by adverse movements in either regardless of the performance of the other. The amount of any variable coupon payments you receive will depend on the performance of both the CMS spread and the underlying index. It is impossible to predict whether the CMS spread and the underlying index will rise or fall or what their relationship will be. The scenario in which the securities pay the greatest coupon is that in which both the CMS spread remains consistently greater than or equal to the CMS accrual barrier level and the closing level of the underlying index remains consistently greater than or equal to the index accrual barrier level. In all other scenarios—(i) where the CMS spread remains consistently less than the CMS accrual barrier level, regardless of the level of the underlying index; or (ii) where the closing level of the underlying index remains consistently less than the index accrual barrier level, regardless of the CMS spread—the securities will pay little or no coupon. Furthermore, if the final index level is less than or equal to the final barrier level, you will incur a significant loss at maturity.

August 2020	PS-5

Citigroup Global Markets Holdings Inc.
Callable Dual Range Accrual Securities Linked to the CMS Spread and the S&P 500® Index Due September , 2035

•	The securities may be called for mandatory redemption at our option after the first year of their term, which limits your ability to receive variable coupon payments if the CMS spread and underlying index perform favorably. In determining whether to redeem the securities, we will consider various factors, including then current market interest rates and our expectations about payments we will be required to make on the securities in the future. If we call the securities for mandatory redemption, we will do so at a time that is advantageous to us and without regard to your interests. We are more likely to redeem the securities at a time when the CMS spread and underlying index are performing favorably from your perspective and when we expect them to continue to do so. Therefore, although the securities offer variable coupon payments with the potential to result in a higher yield than the yield on our conventional debt securities of the same maturity, if the securities are paying that higher rate and we expect them to continue to do so, it is more likely that we would redeem the securities. Accordingly, the redemption feature of the securities is likely to limit the benefits you receive from the variable coupon payments. If we exercise our redemption right prior to maturity, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

•	The return on the securities will be limited. The return on the securities will be limited to the sum of your coupon payments, even if the closing level of the underlying index greatly exceeds its accrual barrier level at one or more times during the term of the securities. The maximum possible return on the securities is 6.20% per annum, which would be achieved only if (i) the CMS spread is greater than or equal to the CMS accrual barrier level on each elapsed day during the term of the securities and (ii) the closing level of the underlying index is greater than or equal to its accrual barrier level on each elapsed day during the term of the securities and (iii) the final index level is greater than the final barrier level. Although you will bear the downside risk relating to the underlying index if the underlying index depreciates by 50.00% or more from the initial index level to the final index level, you will not receive the dividend yield on, or share in any appreciation of, the underlying index over the term of the securities.

•	The CMS rates and the closing level of the underlying index will not be observed on certain days and will be assumed to be the same as on earlier days, which will cause certain days to have a greater weight in determining the variable coupon rate. With respect to an elapsed day on which a CMS rate or the closing level of the underlying index is not available, the applicable CMS rate or closing level of the underlying index for that day, as applicable, will be deemed to be the same as on the immediately preceding elapsed day on which the rate or level, as applicable, is available. In addition, for all elapsed days from and including the fourth-to-last day that is a scheduled trading day for the underlying index in an accrual period to and including the last elapsed day of that accrual period, the CMS rates and the closing level of the underlying index will not be observed and will be assumed to be the same as on the elapsed day immediately preceding such unobserved days. The relative weighting of the applicable preceding elapsed day will be magnified for purposes of determining whether such elapsed day qualifies as an accrual day. Under these circumstances, if the applicable preceding elapsed day is not an accrual day, each successive day on which the CMS rates or the closing level of the underlying index, as applicable, is not observed will also not qualify as an accrual day. As a result, to the extent that such preceding elapsed day is not an accrual day, such preceding elapsed day will have a greater weight in determining the number of accrual days during an accrual period. This could adversely affect the amount of any variable coupon payment.

•	You may not be adequately compensated for assuming the downside risks of the underlying index. The variable coupon payments you receive on the securities, if any, are the compensation you receive for assuming the downside risks of the underlying index, as well as all the other risks of the securities. That compensation is effectively “at risk” and may, therefore, be less than you currently anticipate. First, the actual yield you realize on the securities could be lower than you anticipate because the coupon payments are variable and you may not receive any variable coupon payment during the term of the securities. Second, the variable coupon payments, if any, are the compensation you receive not only for assuming the downside risk of the underlying index, but also for all of the other risks of the securities, including interest rate risk, the risk that we may call the securities and our and Citigroup Inc.’s credit risk. If those other risks increase or are otherwise greater than you currently anticipate, the coupon payments may turn out to be inadequate to compensate you for all the risks of the securities, including the downside risk of the underlying index.

•	Your payment at maturity depends on the closing level of the underlying index on a single day. Because your payment at maturity (assuming we do not redeem the securities prior to maturity) depends on the closing level of the underlying index solely on the final valuation date, you are subject to the risk that the closing level of the underlying index on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested in another instrument linked to the underlying index that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing levels of the underlying index, you might have achieved better returns.

•	The securities may be riskier than securities with a shorter term. The securities have a 15-year term, subject to our right to call the securities for mandatory redemption after the first year of the term of the securities. By purchasing securities with a longer term, you are more exposed to fluctuations in market interest rates and equity markets than if you purchased securities with a shorter term. Specifically, you will be negatively affected if the CMS spread falls below the CMS accrual barrier level or if the closing level of the underlying index falls below the index accrual barrier level. If either (i) the CMS spread is less than the CMS accrual barrier level or (ii) the closing level of the underlying index is less than the index accrual barrier level on each day during an entire accrual period, you will be holding a long-dated security that does not pay any coupon.

•	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

August 2020	PS-6

Citigroup Global Markets Holdings Inc.
Callable Dual Range Accrual Securities Linked to the CMS Spread and the S&P 500® Index Due September , 2035

•	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

•	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

•	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying index and the CMS spread, the correlation between the underlying index and the CMS spread, dividend yields on the stocks that constitute the underlying index and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

•	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the coupon that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

•	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

•	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the level and volatility of the underlying index and the CMS spread and a number of other factors, including the dividend yields on the stocks that constitute the underlying index, expectations of future values of the CMS spread, interest rates generally, the positive or negative correlation among the CMS spread and the underlying index, the time remaining to maturity of the securities and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the levels of the CMS spread and/or the underlying index may not result in a comparable change in the value of your

August 2020	PS-7

Citigroup Global Markets Holdings Inc.
Callable Dual Range Accrual Securities Linked to the CMS Spread and the S&P 500® Index Due September , 2035

securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

•	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

•	Our offering of the securities is not a recommendation of the CMS spread or the underlying index. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the CMS spread and the underlying index is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that constitute the underlying index or in instruments related to the CMS spread or the underlying index or the stocks that constitute the underlying index, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the CMS spread and the underlying index. These and other activities of our affiliates may affect the CMS spread or the level of the underlying index in a way that has a negative impact on your interests as a holder of the securities.

•	The securities will be subject to risks associated with the CMS spread. If the CMS spread is less than the CMS accrual barrier level on any elapsed day, no interest will accrue on the securities on that elapsed day. If the CMS spread is less than the CMS accrual barrier level on each elapsed day during an accrual period, the accrual condition will not be satisfied on any elapsed day during that accrual period, and you will receive no coupon payment on the related coupon payment date.

The accrual condition will not depend in part on the absolute level of either CMS30 or CMS2, but rather on the relationship between CMS30 and CMS2—specifically, whether CMS30 is greater than or equal to CMS2. Many factors affect CMS30 and CMS2, such that future values of CMS30 and CMS2 and their relationship are impossible to predict. If CMS30 is consistently less than CMS2, the CMS spread will be less than the CMS accrual barrier level and no interest will accrue on the securities.

Although there is no single factor that determines the CMS spread, the CMS spread has historically tended to fall when short-term interest rates rise. As with CMS rates, short-term interest rates are influenced by many complex factors, and it is impossible to predict their future performance. However, historically short-term interest rates have been highly sensitive to the monetary policy of the Federal Reserve Board. Accordingly, one significant risk assumed by investors in the securities is that the Federal Reserve Board may pursue a policy of raising short-term interest rates, which, if historical patterns hold, would lead to a decrease in the CMS spread, possibly to a level that is below the CMS accrual barrier level. It is important to understand that, although the policies of the Federal Reserve Board have historically had a significant influence on short-term interest rates, short-term interest rates are affected by many factors and may increase even in the absence of a Federal Reserve Board policy to increase short-term interest rates. For example, short-term interest rates tend to rise when there is a worsening of the perceived creditworthiness of the banks that participate in the interest rate swap and London interbank markets and when there is a worsening of general economic and credit conditions. Furthermore, it is important to understand that the CMS spread may decrease even in the absence of an increase in short-term interest rates because it, too, is influenced by many complex factors. Another circumstance when the CMS spread has historically tended to fall and become negative is when the market expects an economic recession. Accordingly, another significant risk assumed by investors in the securities is that the market may anticipate a recession or that there may be a recession.

•	The relationship between CMS30 and CMS2 may be different than the relationship between CMS rates of different maturities. The accrual condition may be less likely to be satisfied than it would be if it were based on a CMS rate with a longer maturity than 30 years or a shorter maturity than 2 years.

•	CMS30 and CMS2 will be affected by a number of factors and may be highly volatile. CMS30 and CMS2 are influenced by many factors, including:

o	the monetary policies of the Federal Reserve Board;

o	current market expectations about future interest rates;

o	current market expectations about inflation;

o	the volatility of the foreign exchange markets;

o	the availability of relevant hedging instruments;

o	the perceived general creditworthiness of the banks that participate in the interest rate swap market and the London interbank loan market; and

o	general credit and economic conditions in global markets, and particularly in the United States.

As a result of these factors, CMS30 and CMS2 may be highly volatile. Because CMS30 and CMS2 are market rates and are influenced by many factors, it is impossible to predict the future values of CMS30 and CMS2.

August 2020	PS-8

Citigroup Global Markets Holdings Inc.
Callable Dual Range Accrual Securities Linked to the CMS Spread and the S&P 500® Index Due September , 2035

The CMS spread will be influenced by a number of complex economic factors, including those that affect CMS rates generally. However, the CMS spread depends not on how the relevant economic factors affect any one CMS rate or even CMS rates generally, but rather on how those factors affect CMS rates of different maturities (i.e., CMS30 and CMS2) differently.

•	The manner in which CMS rates are calculated may change in the future. The method by which CMS rates are calculated may change in the future, as a result of governmental actions, actions by the publisher of CMS rates or otherwise. We cannot predict whether the method by which CMS rates are calculated will change or what the impact of any such change might be. Any such change could affect CMS rates in a way that has a significant adverse effect on the securities.

•	Since August 2019, CMS30 and CMS2 have not been published on a significant number of scheduled publication days. If CMS30 or CMS2 is not published and at least three reference bank quotations are not provided, the relevant CMS rate will be determined by the calculation agent. Since August 2019, ICE Benchmark Administration Limited has not published CMS30 and CMS2 on a significant number of scheduled publication days. For example, in March and April 2020, CMS30 and CMS2 were not published on any of the scheduled publication days. It is possible that such non-publication may continue and that the frequency of non-publication may increase. If, with respect to any elapsed day during the term of the securities, CMS30 or CMS2 is not published and at least three reference bank quotations are not provided as further described under “Information About the CMS Spread” in this pricing supplement, the relevant CMS rate will be determined by the calculation agent in good faith and in a commercially reasonable manner. As a result, any such increase in the frequency of non-publication may increase the likelihood that CMS30 or CMS2 for one or more elapsed days will be so determined by the calculation agent. See also “—The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities.”

•	Uncertainty about the future of LIBOR may affect CMS2 and CMS30 in a way that adversely affects the return on and the value of the securities. A CMS rate is a market rate for the fixed leg of a fixed-for-floating interest rate swap, where the floating leg is based on 3-month U.S. dollar LIBOR. As a result, CMS2 and CMS30 are significantly influenced by 3-month U.S. dollar LIBOR and expectations about future levels of 3-month U.S. dollar LIBOR. On July 27, 2017, the Chief Executive of the U.K. Financial Conduct Authority (the “FCA”), which regulates LIBOR, announced that the FCA intends to stop persuading or compelling banks to submit rates for the calculation of LIBOR to the LIBOR administrator. The announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. It is impossible to predict whether and to what extent banks will continue to provide LIBOR submissions to the administrator of LIBOR, whether LIBOR rates will cease to be published or supported before or after 2021 or whether any additional reforms to LIBOR may be enacted in the United Kingdom or elsewhere. It is also impossible to predict the impact of any LIBOR-related developments on the method of calculation or the values of CMS2 and CMS30. At this time, no consensus exists as to what rate or rates may become accepted alternatives to LIBOR, including for purposes of the interest rate swaps underlying CMS2 and CMS30, and it is impossible to predict the effect of any such alternatives on the value of securities, such as the securities, that are linked to CMS rates. Any changes to 3-month U.S. dollar LIBOR or the calculation of CMS2 and CMS30, and any uncertainty at what these changes may be, may affect CMS2 and CMS 30 in a way that adversely affects your return on and value of the securities.

•	Investing in the securities is not equivalent to investing in the underlying index or the stocks that constitute the underlying index. You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the underlying index. You will not participate in any appreciation of the underlying index over the term of the securities.

•	CMS rates and the level of the underlying index may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions directly in the interest rate swaps that are used to determine CMS rates and/or in stocks that constitute the underlying index and other financial instruments related to such interest rate swaps, the underlying index or such stocks and may adjust such positions during the term of the securities. Our affiliates also trade the interest rate swaps that are used to determine CMS rates and the stocks that constitute the underlying index and other financial instruments related to such interest rate swaps, the underlying index or such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect CMS rates and/or the level of the underlying index in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

•	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the underlying index, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

•	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as the discontinuance of the underlying index or the unavailability of CMS30 or CMS2, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect any coupon payment you receive. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

August 2020	PS-9

Citigroup Global Markets Holdings Inc.
Callable Dual Range Accrual Securities Linked to the CMS Spread and the S&P 500® Index Due September , 2035

•	Adjustments to the underlying index may affect the value of your securities. S&P Dow Jones Indices LLC (the “underlying index publisher”) may add, delete or substitute the stocks that constitute the underlying index or make other methodological changes that could affect the level of the underlying index. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time without regard to your interests as a holder of the securities.

•	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Non-U.S. investors should note that persons having withholding responsibility in respect of the securities may withhold on any coupon payment paid to a non-U.S. investor, generally at a rate of 30%. To the extent that we have withholding responsibility in respect of the securities, we intend to so withhold.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

August 2020	PS-10

Citigroup Global Markets Holdings Inc.
Callable Dual Range Accrual Securities Linked to the CMS Spread and the S&P 500® Index Due September , 2035

Information About the CMS Spread

The “CMS spread” on any day is equal to the 30-year constant maturity swap rate (“CMS30”) minus the 2-year constant maturity swap rate (“CMS2”) on that day. We refer to each of CMS30 and CMS2 as a “CMS rate”.

At any time, each CMS rate is a market rate for the fixed leg of a conventional fixed-for-floating U.S. dollar interest rate swap entered into at that time with the relevant maturity (30 years for CMS30 and 2 years for CMS2). A conventional fixed-for-floating U.S. dollar interest rate swap is an agreement between two parties to exchange payment streams in U.S. dollars over a given period of time, where one party pays a fixed rate (the “fixed leg”) and the other party pays a floating rate that is reset periodically based on 3-month U.S. dollar LIBOR (the “floating leg”). For example, CMS30 at any given time is a market rate for the fixed leg of a fixed-for-floating U.S. dollar interest rate swap with a maturity of 30 years and a floating rate reset periodically based on 3-month U.S. dollar LIBOR. 3-month U.S. dollar LIBOR is a measure of the rate at which banks lend U.S. dollars to each other for a period of 3 months in the London interbank market.

The accrual condition is based in part on the CMS spread, not on the absolute level of either CMS30 or CMS2. In other words, whether the accrual condition is satisfied on a given elapsed day will depend in part on the relationship between CMS30 and CMS2—specifically, whether CMS30 is greater than or equal to CMS2 (which would result in the CMS spread being greater than or equal to the CMS accrual barrier level). If CMS30 is not greater than or equal to CMS2 on a given elapsed day, the accrual condition will not be satisfied and interest will not accrue on the securities on that elapsed day.

The CMS spread is a measure of the difference, or spread, between two CMS rates of different maturities. The spread between two CMS rates of different maturities may be affected by numerous complex economic factors. It is not possible to predict whether the spread will be positive or negative at any time in the future. Investors in the securities are taking the risk that the spread between CMS30 and CMS2 will be negative, meaning that CMS30 is less than CMS2.

Although there is no single factor that determines CMS spreads, CMS spreads have historically tended to fall when short-term interest rates rise. As with CMS rates, short-term interest rates are influenced by many complex factors, and it is impossible to predict their future performance. However, historically short-term interest rates have been highly sensitive to the monetary policy of the Federal Reserve Board. Accordingly, one significant risk assumed by investors in the securities is that the Federal Reserve Board may pursue a policy of raising short-term interest rates, which, if historical patterns hold, would lead to a decrease in the CMS spread, possibly to a level that is below the CMS accrual barrier level. It is important to understand that, although the policies of the Federal Reserve Board have historically had a significant influence on short-term interest rates, short-term interest rates are affected by many factors and may increase even in the absence of a Federal Reserve Board policy to increase short-term interest rates. For example, short-term interest rates tend to rise when there is a worsening of the perceived creditworthiness of the banks that participate in the interest rate swap and London interbank markets and when there is a worsening of general economic and credit conditions. Furthermore, it is important to understand that the CMS spread may decrease even in the absence of an increase in short-term interest rates because it, too, is influenced by many complex factors. Another circumstance when the CMS spread has historically tended to fall and become negative is when the market expects an economic recession. Accordingly, another significant risk assumed by investors in the securities is that the market may anticipate a recession or that there may be a recession.

Determination of a CMS Rate

A CMS rate of a given maturity on any date of determination is the rate for U.S. dollar interest rate swaps with that maturity (i.e., 30 years in the case of CMS30 and 2 years in the case of CMS2) appearing on Reuters page “ICESWAP1” (or any successor page as determined by the calculation agent) as of 11:00 a.m. (New York City time) on that date of determination.

If, however, the applicable CMS rate is not published on Reuters page “ICESWAP1” (or any successor page as determined by the calculation agent) on any U.S. government securities business day on which such CMS rate is required, then the calculation agent will request mid-market semi-annual swap rate quotations from the principal New York City office of five leading swap dealers in the New York City interbank market (the “reference banks”) at approximately 11:00 am, New York City time, on that day. For this purpose, the mid-market semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. dollar interest rate swap transaction with the applicable maturity, commencing on that day and in a representative amount with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to U.S. dollar LIBOR with a designated maturity of three months. If at least three quotations are provided, the applicable CMS rate for that day will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If fewer than three quotations are provided as requested, the applicable CMS rate will be determined by the calculation agent in good faith and using its reasonable judgment.

A “U.S. government securities business day” means any day that is not a Saturday, a Sunday or a day on which The Securities Industry and Financial Markets Association’s U.S. holiday schedule recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

CMS rates are calculated by ICE Benchmark Administration Limited based on tradable quotes for U.S. dollar fixed-for-floating interest rate swaps with the applicable maturity that are sourced from electronic trading venues.

August 2020	PS-11

Citigroup Global Markets Holdings Inc.
Callable Dual Range Accrual Securities Linked to the CMS Spread and the S&P 500® Index Due September , 2035

Discontinuance of a CMS Rate

If the calculation and publication of a CMS rate is permanently canceled, then the calculation agent may identify an alternative rate that it determines, in its sole discretion, represents the same or a substantially similar measure or benchmark as the applicable CMS rate, and the calculation agent may deem that rate (the “successor CMS rate”) to be the applicable CMS rate. Upon the selection of any successor CMS rate by the calculation agent pursuant to this paragraph, references in this pricing supplement to the original CMS rate will no longer be deemed to refer to the original CMS rate and will be deemed instead to refer to that successor CMS rate for all purposes. In such event, the calculation agent will make such adjustments, if any, to any value of the applicable CMS rate that is used for purposes of the securities as it determines are appropriate in the circumstances. Upon any selection by the calculation agent of a successor CMS rate, the calculation agent will cause notice to be furnished to us and the trustee.

If the calculation and publication of a CMS rate is permanently canceled and no successor CMS rate is chosen as described above, then the calculation agent will calculate the value of the applicable CMS rate on each subsequent date of determination in good faith and using its reasonable judgment. Such value, as calculated by the calculation agent, will be the relevant CMS rate for all purposes.

Notwithstanding these alternative arrangements, the cancellation of a CMS rate may adversely affect coupon payments on, and the value of, the securities.

Historical Information

The rate for CMS30 at 11:00 a.m. (New York time) on August 20, 2020 was 0.983%. The rate for CMS2 at 11:00 a.m. (New York time) on August 20, 2020 was 0.216%. As a result, the CMS spread on August 20, 2020 was 0.767%.

The graph below shows the daily value of the CMS spread from January 4, 2010 to August 20, 2020. For days on which CMS30 or CMS2 was not published by Reuters, the graph repeats the CMS spread from the last scheduled publication date on which both CMS30 and CMS2 were published by Reuters. Since August 2019, CMS30 and CMS2 have not been published on a significant number of scheduled publication days. We obtained the values below from Bloomberg L.P., without independent verification. You should not take the historical values of the CMS spread as an indication of the future values of the CMS spread during the term of the securities.

Historical CMS Spread (%) January 4, 2010 to August 20, 2020

August 2020	PS-12

Citigroup Global Markets Holdings Inc.
Callable Dual Range Accrual Securities Linked to the CMS Spread and the S&P 500® Index Due September , 2035

Information About the S&P 500® Index

The S&P 500® Index consists of 500 common stocks selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC. The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

“Standard & Poor’s,” “S&P” and “S&P 500®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—The S&P U.S. Indices—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The S&P U.S. Indices—The S&P 500® Index” in the accompanying underlying supplement for important disclosures regarding the S&P 500® Index.

Historical Information

The closing level of the S&P 500® Index on August 21, 2020 was 3,397.16.

The graph below shows the closing level of the S&P 500® Index for each day such level was available from January 4, 2010 to August 21, 2020. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical closing levels of the S&P 500® Index as an indication of future performance.

S&P 500® Index — Historical Closing Levels January 4, 2010 to August 21, 2020

August 2020	PS-13

Citigroup Global Markets Holdings Inc.
Callable Dual Range Accrual Securities Linked to the CMS Spread and the S&P 500® Index Due September , 2035

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities. In connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat the securities for U.S. federal income tax purposes as prepaid forward contracts with associated coupon payments that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	Any coupon payments on the securities should be taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. For this purpose, the amount realized does not include any coupon paid on retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Withholding Tax on Non-U.S. Holders. Because significant aspects of the tax treatment of the securities are uncertain, persons having withholding responsibility in respect of the securities may withhold on any coupon payment paid to Non-U.S. Holders (as defined in the accompanying product supplement), generally at a rate of 30%. To the extent that we have (or an affiliate of ours has) withholding responsibility in respect of the securities, we intend to so withhold. In order to claim an exemption from, or a reduction in, the 30% withholding, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the securities, including the possibility of obtaining a refund of any amounts withheld and the certification requirement described above.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2023 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the pricing date for the securities, and it is possible that the securities will be subject to withholding tax under Section 871(m) based on the circumstances as of that date.

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

We will not be required to pay any additional amounts with respect to amounts withheld.

August 2020	PS-14

Citigroup Global Markets Holdings Inc.
Callable Dual Range Accrual Securities Linked to the CMS Spread and the S&P 500® Index Due September , 2035

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $35 for each $1,000 security sold in this offering. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI, including Morgan Stanley Wealth Management, and their financial advisors collectively a fixed selling concession of $30 for each $1,000 security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $5 for each security they sell. For the avoidance of doubt, the fees and selling concessions described in this pricing supplement will not be rebated if the securities are redeemed prior to maturity.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this expected hedging activity even if the value of the securities declines. This hedging activity could affect CMS30 or CMS2 or the closing level of the underlying index and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately six months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the six-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

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August 2020	PS-15